EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE April 25, 2008	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS STRONG RESULTS
FOR FISCAL YEAR 2008 AND FOURTH QUARTER
36th Consecutive Year of Profitability

ALBUQUERQUE, NEW MEXICO, April 25, 2008 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported net sales from continuing operations for fiscal year ended January 31, 2008 were up 1.6% to $28.183 million from $27.751 million for fiscal year ended January 31, 2007.  For the fourth quarter of fiscal year 2008, Bowlin’s net sales from continuing operations increased 3.5% to $6.575 million from $6.351 million in the same period of fiscal year 2007.

Earnings per share for the twelve-month period ended January 31, 2008 were $0.10 per basic and diluted share, compared to $0.13 per basic and diluted share for the twelve months ended January 31, 2007.  A loss of $0.03 per basic and diluted share was reported for the fourth quarter period ended January 31, 2008 compared to earnings per share of $0.05 per basic and diluted share in the same period of the prior year.

Michael L. Bowlin, Chairman, President and Chief Executive Officer, commented,  “Despite the adverse retail conditions that were part of our nation’s slowing economy during Bowlin’s fiscal 2008, I am pleased to report our 36th year of profitability.  Sales at our travel centers were affected by rising fuel prices in much the same manner as retail operations across the nation have been reporting.  Decreased traffic on the highways as a result of the higher fuel costs and periodic weather related conditions ultimately impacted our retail merchandise sales and food sales.  We nonetheless reported an increase in net sales for the quarter and twelve-month periods, offset by increases in the cost of goods sold and general and administrative expenses.  We recorded the sale of one underperforming location during the second quarter of fiscal 2008 that added $549,000, net of taxes, to net income and increased our marketable securities cash position by $1.500 million.  Two other underperforming locations remain on the market for sale.

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Bowlin Travel Centers Reports Strong Results for Fiscal Year 2008 and Fourth Quarter
April 25, 2008

“The upgrades in our inventory systems will be ongoing in the coming fiscal year 2009, which is a major factor in controlling our cost of goods sold.  We will also continue our supervisory support programs for travel center management and our volume buying efforts that offer improvement in our margins,” Bowlin stated.

Strategically located on major interstate highways, the Company operates travel centers that utilize co-branding agreements with national companies.  The Company's current operations are located in the Southwestern United States.

Visit our web site at:         www.bowlintc.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein.  For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports Strong Results for Fiscal Year 2008 and Fourth Quarter
April 25, 2008

The following tables outline the company's financial results for fiscal 2008 and fiscal 2007.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

	January 31, 2008 (Audited)	January 31, 2007 (Audited)
Assets

Cash and cash equivalents	$1,899	$2,308

Marketable securities	2,300	453

Other current assets	4,047	4,171

Total Current Assets	8,246	6,932

Property and equipment, net	9,854	9,706

Assets held for sale	1,123	2,559

Other assets	638	809

Total Assets	$19,861	$20,006

Liabilities and Shareholders’ Equity

Current liabilities	$1,540	$1,881

Long-term debt	4,577	4,198

Long-term debt of assets held for sale	―	521

Deferred income taxes	639	759

Total Liabilities	6,756	7,359

Shareholders’ equity	13,105	12,647

Total Liabilities and Shareholders’ Equity	$19,861	$20,006

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Bowlin Travel Centers Reports Strong Results for Fiscal Year 2008 and Fourth Quarter
April 25, 2008

CONDENSED STATEMENTS OF INCOME
(Audited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED JANUARY 31,			TWELVE MONTHS ENDED JANUARY 31,
	2008		2007	2008	2007

Net sales		$6,575	$6,351	$28,183	$27,751

Cost of goods sold		(4,735)	(4,381)	(19,670)	(18,910)

General and administrative expenses		(1,734)	(1,671)	(7,490)	(7,110)

Depreciation and amortization		(207)	(195)	(801)	(758)

Income (loss) from continuing operations		(101)	104	222	973

Interest expense		(76)	(80)	(374)	(336)

Other non-operating income, net		81	129	377	383

Income (loss) from continuing operations before income taxes		(96)	153	225	1,020

Income tax expense (benefit)		31	(63)	(103)	(413)

Income (loss) from continuing operations		(65)	90	122	607

Loss from discontinued operations		(50)	(59)	(213)	(204)

Income from disposal of discontinued component net of income tax expense		—	—	549	—

Unusual item		—	201	—	201

Net income (loss)		$(115)	$232	$458	$604

Earnings (loss) per share:

Basic and diluted; continuing operations		$(0.02)	$0.06	$0.03	$0.17

Basic and diluted; discontinued operations		$(0.01)	$(0.01)	$(0.05)	$(0.04)

Basic and diluted, disposal of discontinued operations		—	—	$0.12	—

Basic and diluted; net income	$	(0.03)	$0.05	$0.10	$0.13

Weighted average common shares outstanding		4,583,348	4,583,348	4,583,348	4,583,348

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